EXHIBIT 5.1
Genesys Conferencing


                                  July 22, 2003

Genesys S.A.
{{L'Acropole}} 954-980 Avenue Jean Mermoz
34000 Montpellier, France

Dear Sirs:

         I am the General Counsel of Genesys S.A., a French corporation (the "Company") and in that capacity am familiar with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 1,000,000 shares of its common stock (the "Shares") issuable upon exercise of stock options granted under the Amended and Restated Genesys Stock Incentive Plan (the "Plan").

         In connection with this opinion letter, I have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below.

         Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued will be validly issued, fully paid and non-assessable.

         I consent to the inclusion of this opinion as part of the Registration Statement and to the reference to me contained therein. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rule promulgated thereunder.

                                                  Very truly yours,


                                                  /s/
                                                  ------------------------------
                                                  General Counsel